EXHIBIT 23.01

ERNST & YOUNG ET AUTRES	DELOITTE & ASSOCIES
Commissaire aux Comptes	Commissaire aux Comptes
Membre de la Compagnie de Versailles	Membre de la Compagnie de Versailles
41, rue Ybry	185, avenue Charles de Gaulle
92576 Neuilly-sur-Seine Cedex	BP 136
92203 Neuilly-sur-Seine Cedex

Consent of Independent Registered Public Accounting Firms

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, with respect to 300,194 ordinary shares, (nominal value Euro 2 per share) pertaining to the SUEZ 2005 ANNUAL STOCK OPTION GRANT and the SUEZ FREE ALLOTMENT OF SHARES PLAN, of our report dated April 5, 2006 (except for notes 40, 42, 43 and 44 as to which the date is June 26, 2006), included in the Annual Report on Form 20-F of Suez for the year ended December 31, 2005, File No 1-15232, filed on June 26, 2006. This report expresses an unqualified opinion and includes two explanatory paragraphs relating to 1) Suez’ change in the method of accounting for financial instruments in 2005 and 2) International Financial Reporting Standards as adopted by the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Notes 42, 43 and 44 of the consolidated financial statements.

Neuilly-sur-Seine, France, July 18, 2006

/s/ Christian Chochon	/s/ Jean-Paul Picard

ERNST & YOUNG ET AUTRES	DELOITTE & ASSOCIES

Christian Chochon	Jean-Paul Picard

Exh. 23.01-1